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                                                                    Exhibit 23.1



                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-77302, 33-83606, 33-77304, 33-93324, 33-06845 and 33-06847)
pertaining to the INSO Corporation 1993 Stock Purchase Plan, the INSO Corporation 1993 Stock Incentive Plan, the INSO Corporation 401(k) Plan, the INSO Corporation 1993 Stock Incentive Plan, the INSO Corporation 1996 Stock Incentive Plan and the INSO Corporation 1996 Non-Employee Director Plan of our report dated August 2, 1996, with respect to the consolidated financial statements of Electronic Book Technologies, Inc. included in the current report on Form 8-K/A of INSO Corporation dated September 17, 1996.


                                                         ERNST & YOUNG LLP

Providence, Rhode Island
September 12, 1996